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                                                                   EXHIBIT 23(c)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


      We hereby consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to the Registration Statement on Form S-4 of The Cleveland Electric Illuminating Company of our report dated February 25, 2004 relating to the financial statements, which appears in The Cleveland Electric Illuminating Company's 2003 Annual Report to Stockholders, which is incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 2003. We also consent to the incorporation by reference of our report dated February 25, 2004 relating to the financial statement schedules, which appears in such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Independent Registered Public Accounting Firm" in such Registration Statement.


PricewaterhouseCoopers LLP


Cleveland, Ohio
June 29, 2004